VMware Announces Sales Leadership Changes

Jean-Pierre Brulard Named Executive Vice President, Worldwide Sales

Maurizio Carli to Transition to Go-to-Market Strategic Advisor

PALO ALTO, Calif., Nov. 26, 2019 -- VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced the appointment of Jean-Pierre Brulard to executive vice president, worldwide sales, effective Feb. 1, 2020. Maurizio Carli, executive vice president, worldwide sales and services, will transition from his operational role at that time, and will continue formally as a go-to-market strategic advisor, reporting to Sanjay Poonen, chief operating officer, customer operations, VMware.

Jean-Pierre Brulard will be appointed executive vice president, worldwide sales, responsible for Americas, APJ and EMEA as well as pre- and post-sales engineering, and all worldwide channels. Brulard most recently led VMware’s Europe, Middle East and Africa (EMEA) region overseeing strategic planning, business operations and the management of key functions including sales, channels and services. Prior to the EMEA role, Brulard spent six successful years leading VMware’s Southern EMEA Region. Brulard has more than 35 years experience in working with some of the largest technology companies in the world including Business Objects, SAP, IBM, Sun Microsystems and Unisys.

Luigi Freguia will lead the EMEA field organization effective Feb. 1, 2020. Freguia most recently led the Central EMEA region for VMware. He joined VMware in 2014, and brings more than 35 years of industry experience, including roles at Oracle, Microsoft, HP and IBM.

“With the executive changes we are making today, we anticipate a smooth transition from Maurizio Carli to Jean-Pierre Brulard, who has been groomed through the years, and in whom we have tremendous confidence, as we help our customers with their digital transformations,” said Sanjay Poonen.

"Marizio has had a significant impact on the company since the day he joined VMware 11 years ago,” added Poonen. "On behalf of VMware employees everywhere, I thank Maurizio for his many contributions in making VMware the great company it is today. We wish him all the best, and we are delighted he will be serving as a strategic advisor moving forward.”

“I thank VMware for all of the opportunities it has afforded me,” commented Maurizio Carli, executive vice president, worldwide sales and services, VMware. “As I transition into the role of strategic advisor for a company I have been a part of for over 11 years, I see incredible opportunities that lie ahead for VMware and for our customers. Having worked with Jean-Pierre Brulard over my entire tenure at VMware, I have tremendous confidence in his ability to lead VMware’s global sales team.”

About VMware
VMware software powers the world’s complex digital infrastructure. The company’s cloud, networking and security, and digital workspace offerings provide a dynamic and efficient digital foundation to customers globally, aided by an extensive ecosystem of partners. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough innovations to its global impact. For more information, please visit https://www.vmware.com/company.html.

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